Exhibit 10.11

EXECUTION VERSION

October 5, 2018

CONFIDENTIAL

TO:

Re:	Rights Offering – Backstop Commitment

Ladies and Gentlemen:

Nuverra Environmental Solutions, Inc., a Delaware corporation (the “Company”), has advised each of the undersigned (collectively, the “Backstop Parties” and individually each a “Backstop Party”) that the Company intends to initiate a rights offering (the “Rights Offering”) to all of its common shareholders (“Common Shareholders”) as of the record date (the “Record Date”) to be set by the Board of Directors of the Company (the “Board of Directors”) pursuant to which the Company will distribute to such Common Stockholders on a pro rata basis at no charge purchase rights (each a “Basic Subscription Right”) to the holders of common stock (“Common Stock”) as of the Record Date. Each Common Shareholder that exercises its Basic Subscription Rights in full may subscribe for additional shares of Common Stock, to the extent available, on the terms set forth in the attached Exhibit A (the “Term Sheet”) (the “Over-Subscription Right” and, together with the Basic Subscription Rights, the “Subscription Rights”). The Company is proposing to offer and sell, pursuant to the Rights Offering, in the aggregate a minimum number of shares of Common Stock resulting in gross cash proceeds to the Company of at least $32,500,000 (the “Minimum Rights Offering Proceeds Amount”), on the terms described in the Term Sheet. This letter agreement (including the Term Sheet, this “Letter Agreement”) sets forth the terms and conditions under which the Backstop Parties have agreed to provide the Backstop Commitments referenced below. Capitalized terms used herein but not defined herein have the meaning given to them in the Term Sheet.

Each of the Backstop Parties, severally and not jointly, irrevocably commits and agrees as follows:

1.    (a) Each Backstop Party hereby irrevocably commits, subject solely to the conditions set forth in this Section 1, and on the terms described in Exhibit A, to duly exercise its Basic Subscription Rights and purchase all shares of Common Stock issuable thereunder (the “Basic Commitment”).

(b)    Each Backstop Party and further irrevocably commits (such commitment a “Backstop Commitment” and collectively the “Backstop Commitments”), to purchase any and all Unsubscribed Shares remaining upon the expiration of the offer period for the Rights Offering (the “Offer Period”) on the Closing Date up to a maximum aggregate amount for each Backstop Party not to exceed the amount set forth on Schedule 1 hereto as its Maximum Backstop Commitment Amount (for each Backstop Party, its “Maximum Backstop Commitment Amount”), in each case on the terms described in Exhibit A hereto. The term “Unsubscribed Shares” shall mean such number of shares of Common Stock equal to the excess, if any, of (i) the aggregate number of shares of Common Stock that may be purchased pursuant to all Subscription Rights issued by the Company in connection with the Rights Offering, over (ii) the aggregate number of shares of Common Stock that are purchased by participating Common Shareholders in the Rights Offering pursuant to Subscription Rights.

(c)    Each of the foregoing Backstop Commitments is subject solely to (a) the receipt by such Backstop Party of written notice from the Company upon expiration of the Offer Period but prior to the termination of the Backstop Commitments pursuant to Section 2 below that the Company is exercising its rights to require each Backstop Party to fund its Backstop Commitment and setting forth the amount of the Backstop Commitment to be funded, which, for each Backstop Commitment Party, shall not be in excess of the Maximum Backstop Commitment Amount, and (b) the receipt by each Backstop Party of its pro rata portion of the Unsubscribed Shares as specified on Schedule 1 hereto simultaneously with the receipt by the Company of the proceeds of such Backstop Commitment. Each of the foregoing Basic Commitments and Backstop Commitments is further subject to (i) the Company filing with the SEC a registration statement containing a prospectus relating to the Rights Offering, in form and substance reasonably acceptable to the Backstop Parties (the “Rights Offering Registration Statement”), not later than the date that is twenty (20) calendar days following the date of execution of this Letter Agreement, (ii) the Company using its reasonable best efforts to cause the Rights Offering Registration Statement to become effective as promptly as practicable, and in no event later than the date that is twenty (20) calendar days prior to the Maturity Date of the Bridge Facility (as defined below), (iii) the Company entering into the Bridge Facility on terms satisfactory to the Backstop Parties in their sole discretion; (iv) no (a) default or event of default relating to payment obligations, bankruptcy or insolvency having occurred under the First Lien Credit Agreement dated as of August 7, 2017 or (b) default or event of default having occurred under the subordinated Bridge Term Loan Credit Agreement dated as of October 5, 2018 (as amended, restated, supplemented or otherwise modified from time to time) by and among the Company, as borrower, the lenders from time to time parties thereto, and Wilmington Savings Fund Society, FSB, as administrative agent (the “Bridge Facility”) and (v) the completion of the acquisition by the Company or its applicable subsidiaries of all of the membership interests of each of Clearwater Three, LLC, an Ohio limited liability company, Clearwater Five, LLC, an Ohio limited liability company and Clearwater Solutions, LLC, an Ohio limited liability company not later than October 12, 2018 (the “Clearwater Acquisition”).

2.    This Letter Agreement, including the undersigned’s obligations to fund the Backstop Commitment, terminates upon the earliest to occur of (a) the receipt by the Company of gross cash proceeds from the Rights Offering from participating Common Shareholders (including the Backstop Parties, pursuant to their exercise of their Subscription Rights received in the Rights Offering) in an aggregate amount of at least $32,500,000, (b) the date on which the Company provides written notice to the Backstop Parties that it is terminating this Letter Agreement, (c) the date on which the Backstop Parties have provided the Company with cash in the amount of the full amount of the Backstop Commitments on the terms set forth in this Letter Agreement, or (d) January 31, 2019. Upon any such termination of this Letter Agreement, any obligations of the Backstop Parties hereunder will terminate (other than the indemnity, fee and expense reimbursement obligations) and none of the parties hereto shall have any liability under this Letter Agreement whatsoever to any other party, except in regard to the indemnity and fee obligations of the Company set forth in sections 4, 7 and 8 hereof.

3.    The obligation of any Backstop Party to fund its Backstop Commitment may not be assigned to any other person or entity without the prior written consent of the Company. The Company may not assign any of its obligations hereunder to any other person or entity without the prior written consent of the Backstop Parties. The obligations of the Company hereunder may not be assigned to any other person or entity without the prior written consent of each of the Backstop Parties.

4.    In consideration for its Backstop Commitment, each Backstop Party will upon the execution of this Letter Agreement be paid in cash its respective fee as set forth in Schedule 1 hereto.

5.    This Letter Agreement is binding on and solely for the benefit of and enforceable by the Backstop Parties and the Company, and nothing set forth in this Letter Agreement is to be construed to confer upon or give to any other person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Company to enforce, the Backstop Commitments or any provisions of this Letter Agreement.

6.    Notwithstanding anything to the contrary contained herein, the Company, in accepting the Backstop Commitments hereunder, agrees and acknowledges the liability and obligations of the Backstop Parties hereunder shall not exceed their respective Maximum Backstop Commitments. The Backstop Parties’ commitment, if any, to contribute or otherwise fund to the Company an amount determined pursuant to this Letter Agreement up to, but in no case exceeding, their respective Maximum Backstop Commitments shall be the sole and exclusive remedy of the Company against the Backstop Parties and their respective affiliates in respect of this Letter Agreement, and the Company, on behalf of itself and its affiliates, hereby waives all other rights and remedies it may have against the Backstop Parties and their respective affiliates (other than the Company), whether sounding in contract or tort, or whether at law or in equity, or otherwise, relating to this Letter Agreement.

7.    You agree to indemnify and hold harmless each Backstop Party and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Backstop Parties agreeing to backstop the Rights Offering as provided in this Letter Agreement, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s gross negligence or willful misconduct or (ii) such Indemnified Party’s material breach of its obligations under this Letter Agreement. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its subsidiaries, its equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Rights Offering or other transactions contemplated by this Letter Agreement is consummated.

You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Rights Offering or other transactions contemplated by this Letter Agreement, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or material breach of its obligations under this Letter Agreement. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by the Company of information or other materials relating to the Rights Offering communications by the Company through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction

8.    The Company, in accepting the Backstop Commitments hereunder, agrees that it shall not make any announcement or disclosure of this Letter Agreement or the contents hereof except: (i) on a confidential basis to (a) its accountants, attorneys and other professional advisors retained in connection with the Backstop Commitment and related transactions, (b) its board of directors and advisors to the Company in connection with their consideration of the Rights Offering, (c) to the lenders under the Company’s First Lien Credit Facility and Second Lien Credit Facility; and (ii) after its acceptance of this Letter Agreement, in (a) filings with the SEC and other applicable regulatory authorities and stock exchanges or (b) in public announcements or investor communications made or to be made in connection with the Rights Offering, the Bridge Commitment, the Clearwater Acquisition and related transactions; provided that the Bridge Parties shall have a reasonable opportunity to review and consent to any such disclosure described in the foregoing clauses (ii)(a) and (ii)(b), such consent not to be unreasonably withheld or delayed.

9.    This Letter Agreement is governed in all respects, including as to validity, interpretation and effect, by the laws of the State of New York, without giving effect to its principles or rules of conflict of laws, to the extent such principles are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction. The parties hereto hereby irrevocably submit to the jurisdiction of the Supreme Court of the State and County of New York, (and in the absence of jurisdiction in the Supreme Court of the State and County of New York, the parties hereto consent to be subject to the exclusive jurisdiction of any federal court located in the Southern District of the State of New York ) solely in respect of the interpretation and enforcement of the provisions of this Letter Agreement, and irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Letter Agreement, or with respect to any action or proceeding hereunder, shall be heard and determined in the Supreme Court of the State and County of New York (and in the absence of jurisdiction in the Supreme Court of the State and County of New York, the parties hereto consent to be subject to the exclusive jurisdiction of any federal court located in the Southern District of the State of New York court), and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each party hereto hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject to such jurisdiction.

Each party hereto hereby waives and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that such action, suit or proceeding may not be brought or is not maintainable in such courts, that the venue thereof may not be appropriate or that this Letter Agreement may not be enforced in or by such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LETTER AGREEMENT.

10.    This Letter Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the parties hereto with respect to the subject matter hereof. The terms of this Letter Agreement may not be modified or otherwise amended, or waived, except pursuant to a written agreement signed by the parties hereto. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

[Rest of Page Left Intentionally Blank]

Very truly yours,

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

By:	/s/ Edward A. Lang
Name: Edward A. Lang
Title: Executive Vice President and Chief Financial Officer

Acknowledged and agreed as of the date first above written:

ASCRIBE II INVESTMENTS LLC, as a Lender

By:	/s/ Lawrence First
Name: Lawrence First
Title: Managing Director

ASCRIBE III INVESTMENTS LLC, as a Lender

By:	/s/ Lawrence First
Name: Lawrence First
Title: Managing Director

ECF VALUE FUND, LP, as a Lender

By:	/s/ Jeffrey Gates
Name: Jeffrey Gates
Title: President

ECF VALUE FUND II, LP, as a Lender

By:	/s/ Jeffrey Gates
Name: Jeffrey Gates
Title: President

ECF VALUE FUND INTERNATIONAL MASTER, LP, as a Lender

By:	/s/ Jeffrey Gates
Name: Jeffrey Gates
Title: President

[Signature Page to Backstop Commitment Letter]

Exhibit A

Term Sheet

Capitalized terms used in this Term Sheet but not defined herein shall have the meaning given to them in the Letter Agreement to which it is attached.

Parties	Nuverra Environmental Solutions, Inc. (the “Company”).

Each of the Backstop Parties.

Exercise Price	$[●][1] per share of Company Common Stock issuable upon exercise of a Subscription Right (the “Purchase Price”)

Use of Proceeds	The proceeds of the Rights Offering and, if applicable, any Backstop Commitments, together with cash on hand and other available sources will be used by the Company to pay the obligations under that certain subordinated Bridge Term Loan Credit Agreement dated as of October , 2018 (as amended, restated, supplemented or otherwise modified from time to time) by and among the Company, as borrower, the lenders from time to time parties thereto, and Wilmington Savings Fund Society, FSB, as administrative agent.

Commencement Date	The Company shall commence the Rights Offering by mailing of the subscription and disclosure documents for the Rights Offering on a date to be agreed by the Company and the Backstop Parties, which shall in any case occur as promptly as practicable following the effectiveness of the Registration Statement to be filed in connection with the Rights Offering (the “Commencement Date”).

Termination Date	The date that is the earlier of (a) the date the Company publicly announces that it is terminating the Rights Offering, and (b) January 31, 2019 (the “Outside Date”).

Closing Date	The date (such date, the “Closing Date”) after the Commencement Date and after the expiration of the Offer Period (defined below) but prior to the Termination Date that the Company and the Backstop Parties agree as the date upon which each Participating Common Shareholder and/or Backstop Party shall be required to pay for the Rights Offering Shares (defined below) it has subscribed for or is committed to purchase.

[1]

NTD: The Exercise Price will be 20-day volume weighted average price of the common stock of the Company preceding the issuance of a press release or other similar public announcement of the completion of the Clearwater Acquisition.

The Rights Offering	All holders of the Company’s Common Stock (each, a “Common Shareholder”) as of the record date (the “Record Date”) to be set by the Board of Directors of the Company (the “Board of Directors”) in connection with the Rights Offering shall receive on a pro rata basis at no charge rights to purchase newly issued shares of Common Stock (each a “Basic Subscription Right”) at the Purchase Price.

Each Common Shareholder that exercises its Basic Subscription Rights in full may subscribe for additional shares of Common Stock, to the extent available, at the Purchase Price (the “Over-Subscription Right” and, together with the Basic Subscription Rights, the “Subscription Rights”); provided that if the number of remaining Rights Offering Shares (as defined below) is not sufficient to satisfy all Over-Subscription Rights exercised, the available remaining Rights Offering Shares will be prorated among the Participating Common Shareholders (as defined below) who exercise Over-Subscription Rights in proportion to their Basic Subscription Rights.

The Company is proposing to offer and sell, pursuant to the Rights Offering, in the aggregate a minimum number of shares of Common Stock (the “Rights Offering Shares”) resulting in gross cash proceeds to the Company of at least $32,500,000 (the “Rights Offering Proceeds ”).

Each Common Shareholder who determines to participate in the Rights Offering is referred to a “Participating Common Shareholder”, which may include the Backstop Parties.

Each Common Shareholder will have a period to be specified by the Board of Directors after the Commencement Date, which period shall be not less than 15 days nor more than 30 days, unless extended by the Company with the consent of the Backstop Parties (the “Offer Period”) to determine whether to participate in the Rights Offering.

Participating Common Shareholders must fund such purchase on the Closing Date.

Backstop Commitments	As set forth in the Backstop Agreement, and subject solely to the conditions set forth therein, each Backstop Party has agreed to purchase, severally and not jointly, in accordance with their respective Backstop Commitments, any Rights Offering Shares not subscribed and paid for in the Rights Offering by Participating Common Shareholders pursuant to unexercised Basic Subscription Rights or Over-Subscription Rights).

Backstop Fee	Each Backstop Party will upon the acceptance by the Company of the Backstop Agreement be paid in cash its respective fee as set forth in the Backstop Agreement.